Exhibit 5.1

COMMERCE CENTER
SUITE 800
211 COMMERCE STREET
NASHVILLE, TENNESSEE 37201
PHONE: 615.726.5600
FAX: 615.726.0464
MAILING ADDRESS:
P.O. BOX 190613
NASHVILLE, TENNESSEE 37219

www.bakerdonelson.com

March 31, 2016

Community Healthcare Trust Incorporated

3326 Aspen Grove Drive, Suite 150

Franklin, Tennessee 37067

Re:                             Registration Statement on Form S-11 (Registration No. 333-210397)

Ladies and Gentlemen:

We are acting as counsel to Community Healthcare Trust Incorporated, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the issuance of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $98,325,000 covered by the above-referenced Registration Statement and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the proposed public offering of the Shares, all of which are to be sold by the Company pursuant to the proposed form of underwriting agreement among the Company and the underwriters named therein filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1.                                      The Registration Statement and the related form of prospectus included therein in the form in which it was filed with the Commission under the 1933 Act;

2.                                      The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.                                      The bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company;

4.                                      A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.                                      Resolutions adopted by the Board of Directors of the Company relating to the sale, issuance and registration of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

ALABAMA • FLORIDA • GEORGIA • LOUISIANA • MISSISSIPPI • TENNESSEE TEXAS WASHINGTON, D.C.

6.                                      A certificate executed by an officer of the Company, dated as of the date hereof;

7.                                      The Underwriting Agreement; and

8.                                      Such other documents and matters, certified or otherwise identified to our satisfaction, as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

i.                                          Each individual executing any of the Documents, whether on behalf of such individual or another person, except those acting on behalf of the Company, is legally competent and duly authorized to do so.

ii.                                       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

iii.                                    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

iv.                                   All Documents submitted to us as originals are authentic.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All statements and information contained in the Documents are true and complete.  There has been no oral or written modification or amendment to the Documents, or waiver of any of the provision of any of the Documents, by action or omission of the parties or otherwise.

v.                                      The Shares will not be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in Article VI of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, when issued and delivered against payment therefor in accordance with the Registration Statement, the Underwriting Agreement, the Resolutions and any applicable Blue Sky laws, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein, and no other opinion shall be inferred beyond the matters expressly stated.  The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same.  We assume no obligation to supplement this opinion if any applicable law changes by legislation, judicial decision or otherwise after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being delivered by us in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of the name of our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, PC

/s/ Tonya Mitchem Grindon

Tonya Mitchem Grindon, Shareholder